Exhibit 5.1

Registration Statement on Form S-8: Issue of up to 2,556,245 Class A Shares under the Tronox Limited Management Equity Incentive Plan

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as Australian legal counsel to Tronox Limited, a company incorporated in Australia (the “Company”). This opinion letter is being delivered in connection with the proposed registration by the Company of 2,556,245 Class A ordinary shares in the Company (each a “Class A Share”) pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about 5 July, 2012 under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”.

In connection with the preparation of this letter, we have, among other things, read:

(a)	the Tronox Limited Management Equity Incentive Plan (the Plan) as adopted by the Board of Directors of the Company on or about 14 June 2012 and approved on or about 13 June 2012 by ordinary resolution of the Company’s then sole member;

(b)	such constituent documents and corporate records of the Company as deemed necessary by us;

(c)	a search of the public database maintained by the Australian Securities and Investments Commission;

(d)	certain resolutions of the directors of the Company and of the Company’s member; and

(e)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver this opinion.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we are of the following opinion:

(a)	The Company is duly incorporated and validly existing under the Corporations Act 2001 (Commonwealth of Australia) (the “Corporations Act”) as a company limited by shares.

(b)	When issued pursuant to the Plan, the Class A Shares issued under the Plan will be validly issued, fully paid, and nonassessable. The term “nonassessable” is not a term which is used for the purposes of Australian company law. Our opinion is based (and we rely) on advice from Tronox Limited’s US Counsel that the term “nonassessable”, when used in relation to Class A Shares, means that no calls for further payment may be made upon those shares or upon the holders of those shares solely by reason of their ownership of the shares.

Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

We have assumed for purposes of this letter:

(i)	the Constitution of the Company reviewed by us is the Constitution of the Company which was or will be in force when the Class A Shares are issued under the Plan. In this context, we note that rule 22.2(b) of the Company’s Constitution provides that the Board cannot issue partly paid shares;

(ii)	the Plan adopted by the directors of the Company and approved by the Company’s member pursuant to the resolutions we have read is in the same form as the copy of the Plan reviewed by us, and is not subsequently amended, and is administered at all material times in accordance with its terms;

(iii)	the directors of the Company have acted in accordance with their duties in causing the Company to adopt the Plan, and have acted or will act at all times in accordance with their duties in resolving to make any Awards, as defined in the Plan, (“Awards”) and to issue Class A Shares pursuant to such Awards and the Plan;

(iv)	the directors of the Company (or a duly authorised committee of the directors) duly resolve, for each issue of Class A Shares under the Plan, to issue such Class A Shares to the recipient of the relevant Award, and all requirements relating to the declaration of directors’ interests will be duly observed, and all directors who vote on the resolution will be entitled to do so at the time;

(v)	all persons who are issued Class A Shares under the Plan will have agreed to become members of the Company and their names will have been entered on the register of members of the Company;

(vi)	where Class A Shares are issued under the Plan to a person in a jurisdiction other than Western Australia, issuing the Class A Shares to such person will not be illegal or unenforceable under the laws of that jurisdiction;

(vii)	each party to an Award Agreement, as defined in the Plan, under which Class A Shares are issued entered into or will enter into the Award Agreement in good faith and the entry by the party into the Award Agreement, and the performance of obligations by that party under the Award Agreement and the Plan, are in the party’s best interests and, in the case of the Company, for the purpose of its business;

(viii)	no person has contravened or will contravene any applicable law by entering into or offering to enter into an Award Agreement or giving effect to a transaction under or in connection with the Plan;

(ix)	each party to an Award Agreement was or will be solvent at the time of and immediately after entering into the Award Agreement;

(x)	the circumstances affecting the Company at the time of issue of any Class A Shares are not materially different to those prevailing at the date of this letter;

(xi)	each document we have reviewed for purposes of this letter is complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and that each such document was and at all material times will be duly authorized by all requisite corporate action of parties, other than the Company, and that (where applicable) such documents were duly executed and delivered by each party thereto, other than the Company.

In preparing this letter, we have relied without independent verification upon: (i) information obtained from governmental authorities; (ii) factual information represented to be true in the Plan and other documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Company, Tronox Incorporated or their respective representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion relates only to the laws of Western Australia (“Relevant Jurisdiction”) and the federal laws of Australia as they apply in the Relevant Jurisdiction as in force at 9.00 am (Perth time) on the date of this opinion (“Relevant Laws”). This opinion is limited to the matters referred to and is not to be construed as extending to any other matters. In particular (but without limiting the generality of the foregoing), no opinion is expressed as to what further documentation may need to be entered into, or what other requirements may need to be complied with, to permit an offering of Class A Shares in Australia or any other jurisdiction.

We express no opinion as to, nor have we taken into account, the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or of any litigation, hearing or pending judgment in the Relevant Jurisdiction including but not limited to any matter not yet decided on appeal.

This opinion is given on the basis that it will be construed in accordance with the Relevant Laws.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, or for any other reason.

This letter is being furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours faithfully,

Ashurst Australia